CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We have issued our reports dated March 1, 2024, with respect to the consolidated financial statements of CSI Compressco, LP included in its Annual Report on Form 10-K for the year December 31, 2023 and in this Current Report of Kodiak Gas Services, Inc. on Form 8-K/A. We consent to the incorporation by reference of said reports in the Registration Statement of Kodiak Gas Services, Inc. on Form S-8 (File No. 333-273118). Houston, Texas June 21, 2024